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                                                                 EXHIBIT (a)(11)




                             Recommended Cash Offers
                                       by
                  J.P. MORGAN AND DONALDSON, LUFKIN & JENRETTE
                                  on behalf of
                        MARSH & MCLENNAN COMPANIES, INC.
                                       for
                               SEDGWICK GROUP PLC

Morgan Guaranty Trust Company of New York ("J.P. Morgan") and Donaldson, Lufkin & Jenrette International ("Donaldson, Lufkin & Jenrette") announce, on behalf of Marsh & McLennan Companies, Inc. ("MMC"), recommended cash offers to acquire the whole of the issued and to be issued ordinary share capital of Sedgwick Group plc ("Sedgwick") and all outstanding Sedgwick Convertible Bonds (the "Offers").

The full terms and conditions of the Offers and the Loan Note Alternative (including details of how the Offers may be accepted) are set out in the offer document dated and posted today (the "Offer Document") and in the Acceptance Forms. Terms defined in the Offer Document have the same meanings in this advertisement.

A Sedgwick Securityholder who validly accepts the Ordinary Offer will receive:

                   FOR EACH SEDGWICK SHARE - 225 PENCE IN CASH
              FOR EACH SEDGWICK ADS - POUND STERLING 11.25 IN CASH.

A Sedgwick Bondholder who validly accepts the Convertible Offer will receive, for every pound sterling 1 nominal of Convertible Bonds, 123 pence in cash.

In addition, Sedgwick Securityholders who were on the register at the close of business on 21 August 1998 will be entitled to receive and retain the interim dividend of 3.0 pence (net) per Sedgwick Share in respect of the year ending 31 December 1998 and payable on 19 October 1998. Sedgwick Bondholders will also be entitled to the interest payable on the Sedgwick Convertible Bonds on 30 November 1998 on the terms set out in the Offer Document.

The Ordinary Offer values the entire issued share capital of Sedgwick at pound sterling 1,247 million.

Instead of choosing to receive the cash consideration under the Offers, Sedgwick Shareholders and Sedgwick Bondholders (other than certain overseas shareholders and bondholders) who validly accept the Offers will be entitled to exchange all or part of their holdings of Sedgwick Shares and/or Sedgwick Convertible Bonds for Loan Notes. The Loan Notes will be issued on the basis of pound sterling 1 nominal of Loan Notes for every pound sterling 1 of cash otherwise available under the Offers.

Copies of the Offer Document and Acceptance Forms are available for collection as provided in the Offer Document, including from Computershare Services PLC, 5-10 Great Tower Street, London EC3R 5ER; Bank of New York, 101 Barclay Street, New York, New York 10286; The Chase Manhattan Bank, Chaseside, Bournemouth BH7 7DB; The Chase Manhattan Bank Luxembourg, S.A., 5 rue Plaetis, L-2338 Luxembourg Grund; and Lloyds Bank Registrars, The Causeway, Worthing, West Sussex BN99 6DA.

The Offers are being made to all Sedgwick Securityholders and Sedgwick Bondholders, including those to whom the Offer Document may not be despatched, who hold Sedgwick Securities or Sedgwick Convertible Bonds, or who are entitled to have Sedgwick Securities unconditionally allotted or issued to them. The Offers will be open for acceptance until 3.00 p.m. (London time) or 10.00 a.m. (New York City time) on 5 October 1998 (or such later time(s) and/or date(s) as MMC, subject to the rules of the City Code, may decide).

The directors of Sedgwick, who have been so advised by Rothschild and Credit Suisse First Boston, have stated that they consider the terms of the Offers to be fair and reasonable and unanimously recommend Sedgwick Securityholders and Sedgwick Bondholders to accept the Offers. In providing advice to the directors of Sedgwick, Rothschild and Credit Suisse First Boston have taken into account the commercial assessments of the Sedgwick directors.

Directors of Sedgwick and certain other persons have irrevocably undertaken to accept the Ordinary Offer in respect of their holdings amounting to 223,934,653 Sedgwick Shares representing 40.4 per cent. of Sedgwick's issued share capital and in respect of pound sterling 250,000 in nominal value of Sedgwick Convertible Bonds. MMC has also conditionally agreed to acquire a further 54,862,345 Sedgwick Shares which, together with such irrevocable undertakings, represent 50.3 per cent. of Sedgwick's issued share capital.

The Offers are not being made, directly or indirectly, in or into or by use of the mails of, or by any means or instrumentality of interstate or foreign commerce (including facsimile transmission, e-mail, telex and telephone) of, or of any facility of a national securities exchange of Canada, Australia or Japan and the Offers are not capable of acceptance from within Canada, Australia or Japan. Neither the Offer Document nor the Acceptance Forms (or any related offering documentation) is being mailed or otherwise distributed or sent in or into Canada,Australia or Japan.

This advertisement is not being published or otherwise distributed or sent to, into or from Canada, Australia or Japan. Persons reading this advertisement (including nominees, trustees and custodians) must not distribute or send this advertisement, the Offer Document or an Acceptance Form (or any related offering documentation) in, into or from Canada, Australia or Japan nor use Canadian, Australian or Japanese mails for any purpose, directly or indirectly, in connection with the Offers and doing so may invalidate any purported acceptance
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of the Offers.

The Loan Notes to be issued pursuant to the Offers have not been, and will not be, registered under the US Securities Act or under any relevant securities laws of any state of the US or any relevant securities laws of Canada, Australia or Japan. Accordingly, unless an exemption is available under the US Securities Act or such relevant securities laws, the Loan Notes may not be offered, sold or delivered, directly or indirectly, in or into the US, Canada, Australia or Japan, or any other jurisdiction if to do so would constitute a violation of the relevant laws in such jurisdiction. The obligations of Marsh & McLennan as issuer of the Loan Notes are not guaranteed or secured.

J.P. Morgan, Donaldson, Lufkin & Jenrette and Cazenove, which are regulated in the UK by The Securities and Futures Authority Limited, are acting for MMC and for no one else in connection with the Offers and will not be responsible to anyone other than MMC for providing the protections afforded to their respective customers nor for giving advice in relation to the Offers.

Rothschild and Credit Suisse First Boston, which are regulated in the UK by The Securities and Futures Authority Limited, are acting for Sedgwick and for no one else in connection with the Offers and will not be responsible to anyone other than Sedgwick for providing the protections afforded to their respective customers nor for giving advice in relation to the Offers.

The members of the Offer Committee of MMC listed in the Offer Document accept responsibility for the information contained in this advertisement save for that relating to Sedgwick and, to the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case), the information contained in this advertisement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of Sedgwick accept responsibility for the information contained in this advertisement relating to Sedgwick and, to the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case), the information contained in this advertisement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

This notice constitutes, inter alia, a notice by Sedgwick in accordance with condition 11(g) of the trust deed dated 15 June 1993 in respect of the Sedgwick Convertible Bonds.

4 September 1998

J.P. Morgan and Donaldson, Lufkin & Jenrette have approved this advertisement solely for the purposes of Section 57 of the Financial Services Act 1986.